Exhibit 23.4

São Paulo, 10th. March 2014.

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this registration statement on Form F-3 and the related Prospectus of Pointer Telocation Ltd. for the registration of 994,357 ordinary shares, and to the incorporation by reference therein of our report dated 19th. March 2013, with respect to the financial statements and schedule of Pointer do Brasil Comercial Ltda. included in Pointer Telocation Ltd. annual report (Form 20-F) for the year ended 31st. December 2012, filed with the Securities and Exchange Commission."

RICARDO JULIO RODIL
Engagement Partner
BAKER TILLY BRASIL AUDITORES INDEPENDENTES S/S

Avenida Engenheiro Luiz Carlos Berrini, 1461 - 4º e 12º andares - Cidade Monções CEP: 04571-011 - São Paulo, SP - Tel.: (11)5504-3800 e Fax: (11)5504-3805